Exhibit (a)(1)(iv)

EMMIS COMMUNICATIONS CORPORATION

Offer to Exchange:

Any and All Shares of 6.25% Series A Cumulative Convertible Preferred Stock

THE EXCHANGE OFFER WILL TERMINATE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 3, 2010, UNLESS THE EXCHANGE OFFER IS EXTENDED BY EMMIS IN ITS SOLE DISCRETION. DURING ANY EXTENSION OF THE EXCHANGE OFFER, ALL SHARES OF THE 6.25% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK PREVIOUSLY TENDERED AND NOT YET EXCHANGED WILL REMAIN SUBJECT TO THE EXCHANGE OFFER (SUBJECT TO WITHDRAWAL RIGHT SPECIFIED IN THE PROXY STATEMENT OFFER TO EXCHANGE) AND MAY BE ACCEPTED FOR EXCHANGE BY EMMIS.

July 6, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Emmis Communications Corporation, an Indiana corporation (“Emmis”), is offering to exchange all shares of 6.25% Series A Cumulative Convertible Preferred Stock (the “Existing Preferred Stock”), upon the terms and subject to the conditions set forth in its Proxy Statement/Offer to Exchange, dated July 6, 2010 (“Proxy Statement/Offer to Exchange”), and in the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the “Exchange Offer.” We are asking you to contact your clients for whom you hold shares of Existing Preferred Stock registered in your name (or in the name of your nominee) or who hold such shares registered in their own name. Please bring the Exchange Offer to their attention as promptly as possible.

All shares properly tendered at or before the “Expiration Time” (as defined in the “The Exchange Offer — Expiration Time, Extensions, Termination and Amendments” section of the Proxy Statement/Offer to Exchange), and not properly withdrawn, will be exchanged for 12% PIK Senior Subordinated Notes due 2017 (the “New Notes”) by Emmis at a rate of $30.00 principal amount of New Notes for each $50.00 of liquidation preference (excluding accrued and unpaid dividends) of Existing Preferred Stock upon the terms and subject to the conditions of the Proxy Statement/Offer to Exchange. The New Notes will be issued only in denominations of $1.00 and integral multiples of $1.00. For a more detailed description of the terms of the New Notes being offered, please see the “Description of the New Notes” section of the Proxy Statement/Offer to Exchange.

The Exchange Offer will only be completed if:

1.	the Proposed Amendments (as defined in the Proxy Statement/Offer to Exchange) are adopted by the holders of Class A Common Stock and Class B Common Stock voting as a single class (the “Common Stock”) and Existing Preferred Stock;

2.	not less than a minimum number of shares of Class A Common Stock, which as of June 16, 2010 would equal 32.8% of the outstanding shares of Class A Common Stock, having been validly tendered and not validly withdrawn in the JS Acquisition Tender Offer (as defined in the Proxy Statement/Offer to Exchange);

3.	the Alden Purchase Agreement (as defined in the Proxy Statement/Offer to Exchange) remains in full force and effect and the conditions to the closing of the transactions under the Alden Purchase Agreement have been satisfied or waived;

4.	there is no change in the laws and regulations which would reasonably be expected to impair Emmis’ ability to proceed with the Exchange Offer;

5.	the Indenture under which the New Notes will be issued is qualified under the Trust Indenture Act of 1939;

6.	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair Emmis’ ability to proceed with the Exchange Offer, and

7.	we obtain all governmental approvals that we deem in our sole discretion necessary to complete the Exchange Offer.

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Proxy Statement/Offer to Exchange dated July 6, 2010;

2.	Letter to Clients to send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

3.	Letter of Transmittal for your informational use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

4.	Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all the required documents to reach the Exchange Agent before 5:00 p.m., New York City time, on August 3, 2010; and

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

YOUR PROMPT ACTION IS REQUESTED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 3, 2010, UNLESS THE EXCHANGE OFFER IS EXTENDED.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the Offer other than fees paid to the Information Agent, as described in the Proxy Statement/Offer to Exchange. Emmis will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Emmis will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Proxy Statement/Offer to Exchange and Letter of Transmittal.

Your communications to shareholders with respect to the Exchange Offer will constitute your representation to Emmis that: (i) in connection with such communications you have complied with the applicable requirements of the Securities Exchange Act of 1934, and the applicable rules and regulations thereunder; (ii) if you are a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making such communications; and (iii) in connection with such communications you have not used any offering materials other than those furnished by Emmis.

In order to take advantage of the Exchange Offer, an Agent’s Message and any other required documents should be sent to BNY Mellon Shareowner Services, the Exchange Agent for the Exchange Offer, with confirmation of the book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Proxy Statement/Offer to Exchange.

Holders of shares who cannot complete the procedures for book-entry transfer before the Expiration Time must tender their shares according to the procedure for guaranteed delivery set forth in “The Exchange Offer — Guaranteed Delivery” section of the Proxy Statement/Offer to Exchange.

The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Any inquiries you may have with respect to the Exchange Offer should be addressed to BNY Mellon Shareowner Services at the address and telephone number set forth on the back cover page of the Proxy Statement/Offer to Exchange. Additional copies of the enclosed material may be obtained from BNY Mellon Shareowner Services, telephone number: (866) 301-0524 (toll free) for calls within the US, Canada and Puerto Rico and (201) 680-6579 (collect) for calls outside of the US, Canada and Puerto Rico.

Very truly yours,

Emmis Communications Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF EMMIS, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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